Exhibit 99.1

Republic Services, Inc. Appoints Brian S. Tyler to its Board of Directors

PHOENIX (March 26, 2021) – Republic Services, Inc. (NYSE: RSG) today announced that healthcare industry executive Brian S. Tyler, Ph.D., has been appointed to its Board of Directors, bringing its membership to a total of 12. He will serve on the Audit Committee as well as the Sustainability & Corporate Responsibility Committee.

Tyler, 54, is the chief executive officer of McKesson Corporation, a publicly traded $230 billion revenue healthcare distribution and services firm. Ranked eighth on the Fortune 500, McKesson is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information solutions.

With 24 years at McKesson, Tyler has served in a variety of leadership roles with increasing responsibility across the company’s global footprint, including president and chief operating officer, chairman of McKesson Europe AG, and executive vice president, chief strategy & business development officer. As CEO, he serves on the board of McKesson Corporation. Additionally, he is a Board member of the International Federation of Pharmaceutical Wholesalers (IFPW) as well as its Foundation. He previously served on the Boards of Patterson Companies, Inc. and VistaCare, Inc.

“Brian’s extensive experience in leadership and operations will help continue to strengthen Republic Services’ differentiating capabilities in the environmental services industry,” said Donald W. Slager, chief executive officer. “Brian is an innovative leader with an acute understanding of the markets and dynamic business conditions, and I am confident he will bring a tremendous amount of expertise to the Company.”

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides superior customer experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter or Republic Services on LinkedIn.

.

###

For further information: Media, Donna Egan, (480) 757-9748, media@RepublicServices.com; Investors, Stacey Mathews, (480) 718-6548 investor@RepublicServices.com